EXHIBIT 99.1

MEDIA RELEASE

Titan Announcement & Market Update

Royal Wolf notes the announcement by Titan Energy Services that it and certain of its subsidiaries have resolved to appoint administrators.

Royal Wolf has outstanding invoices and contracted future revenues from the Titan Group of in excess of $5.0m, as well as an entitlement to recover various other costs and expenses. The total amount of Royal Wolf’s claim against the Titan Group entities will need to be quantified. The obligations of the Titan Group in respect of Royal Wolf’s claim are secured by first ranking security interests over all of the present and after acquired property of Titan Energy Services and its relevant operating subsidiaries.

Although Titan has made payments during the FY16, the impact on our rental revenue and potential asset sales is forecast to reduce our FY16 EBITDA to the range of $36-$39 million and NPAT to $7.5-$9.5 million.

We will pursue the full amount outstanding however we have not included in our forecast any contribution by 30th June 2016.

Robert Allan, Chief Executive Officer, said “We are disappointed that Titan has not been able to continue operations until a return to drilling demand occurs. We believe we have made a number of commercial decisions to provide Titan with flexibility over this difficult period with the clear objective being to deliver value to Royal Wolf’s shareholders”.

“At Royal Wolf we have always adopted the strategy of engaging with diverse customers in diverse geographies demonstrating the strength and flexibility of Royal Wolf’s container designs.”

“The above forecast includes approximately $1.2 million in leasing revenue from energy and resources camps year to date. The forecast reflects that as a result of recovering our equipment from Titan, almost all Resources/Energy camps have been dehired.”

“Our team is identifying and securing opportunities to gradually redeploy the idle accommodation assets. The balance of our activity is tracking within our expectations, we have capacity under our bank facilities and we continue to seek organic growth and accretive acquisitions.”

For further information please contact:

Robert Allan	Greg Baker
Chief Executive Officer	Chief Financial Officer
+61 2 9482 3466	+61 2 9482 3466

About Royal Wolf

Royal Wolf is the industry leader in the hire, sale and modification of new and refurbished shipping containers, with 20 years of experience and a network of 34 facilities including 30 dedicated Customer Service Centres across Australia and New Zealand.

Renowned for its focus on product innovation, Royal Wolf has taken the design and basic engineering of the traditional shipping container to new heights and today its products are used in a wide range of applications to help solve business challenges across many market sectors.

The company has a customer base of over 20,000, supplying customers each year with containers which are inexpensive, safe, secure, easily transportable and able to be modified with doors, internal walls, windows, electricity, water supply and more.

From portable storage options for consumers, sporting associations, community groups and schools, to accommodation units, mobile exhibitions, retail outlets, offices, kitchens, training facilities and innovative construction projects, experience shows ‘You can do anything in a Royal Wolf’.